Exhibit (p)

Subscription Agreement

NB Crossroads Private Markets Access Fund LLC
c/o Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:

The undersigned (the “Subscriber”) hereby acknowledges having received and read the prospectus (as amended and supplemented from time to time, the “Prospectus”) of NB Crossroads Private Markets Access Fund LLC (the “Fund”) and the limited liability company agreement of the Fund (as amended and restated from time to time, the “LLC Agreement”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Fund’s Prospectus and LLC Agreement.

1.	Subscription Commitment

Subject to the terms and conditions set forth in this Subscription Agreement (this “Subscription Agreement”) and the LLC Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase limited liability company interests (“Interests”), of a specific class, in the Fund .  The Subscriber agrees to contribute in cash to the capital of the Fund an amount equal to their total capital commitment set forth on the Subscriber Information Form (the “Capital Commitment”).  Unless otherwise agreed by the Fund in its sole discretion, each payment with respect to the Capital Commitment must be received by the Fund prior to the acceptance date for the applicable offering as described in the Prospectus. In the event that payment with respect to the Capital Commitment is not received prior to a cut-off date set by the Fund, the Subscriber understands and agrees that the Fund may hold the relevant funds and this Subscription Agreement for processing in the next closing date for the offering of Interests in the Fund. The Subscriber understands that the timing of the closings of the offering of Interests in the Fund will be determined by the Fund in its sole discretion.

The Subscriber acknowledges and agrees that the execution and delivery of this Subscription Agreement by the Subscriber constitutes a binding and irrevocable offer to purchase Interests in the Fund and to fund the full amount of the Capital Commitment, and an agreement to hold such offer open until it is either accepted or rejected by the Fund in its sole discretion.  The Subscriber understands that this subscription is not binding on the Fund until accepted by the Fund and may be rejected, in whole or in part, by the Fund in its absolute discretion. In the event the subscription is rejected in its entirety, this Subscription Agreement shall have no force or effect and shall be void ab initio.  Unless and until rejected by the Fund in its entirety, this subscription shall, to the fullest extent permitted by applicable law, be binding upon and irrevocable by the Subscriber.  The Subscriber acknowledges and agrees that if the subscription is accepted, in whole or in part, by the Fund, (i) the Subscriber will, with no further action required on its part, become a Member of the Fund, and (ii) the Subscriber will be bound by and adhere to, and shall otherwise comply with, all of the provisions, terms and obligations applicable to a Member as set forth in the LLC Agreement and this Subscription Agreement.  The Subscriber hereby accepts, adopts and agrees to be bound by and adhere to each and every provision contained in the LLC Agreement and this Subscription Agreement and agrees to purchase Interests in, and become a Member of, the Fund and hereby confirms the granting of the powers of attorney to the Fund under, pursuant to and in accordance with the terms and the provisions of the LLC Agreement.  For purposes of this Subscription Agreement, the use of the term “the Subscriber” and any other related words in the singular shall include the plural where there is more than one party specified in the Subscription Agreement Signature Page and the Subscriber Information Form.

2.	Representations, Warranties and Covenants

To induce the Fund to accept this subscription, the Subscriber hereby makes the following representations, warranties and covenants to the Fund and the Investment Adviser (collectively, the “Fund Parties”):

(a)          The information set forth in the accompanying Subscriber Information Form is accurate and complete in all respects as of the date hereof, and the Subscriber will immediately notify the Fund in writing of any change in such information or if any representation or warranty made by the Subscriber in this Subscription Agreement or the Subscriber Information Form becomes inaccurate or incomplete in any respect.  The Subscriber consents to the disclosure of any such information, and any other information furnished to the Fund Parties, to any governmental authority, self-regulatory organization or, to the extent required by law, to any other person.

(b)        The Subscriber has received, carefully reviewed and understands the Prospectus and LLC Agreement. The Subscriber understands the risks of, and other considerations relating to, the purchase of Interests, including the risks set forth in the Prospectus. The Subscriber acknowledges and agrees that neither the Fund nor the Investment Adviser provides any investment management or other similar services to, or otherwise serves as investment adviser of, the Subscriber. If the Subscriber (or, if applicable, the person for whom the undersigned is acting as nominee or custodian) is a natural person, the Subscriber confirms that its investment in the Interest is being made based on Subscriber’s analysis of the opportunity to invest in the Interest and that the Subscriber has not received or relied on any recommendation concerning the investment in the Interest from any of Neuberger Berman Investment Advises LLC, NB Alternatives Advisers LLC, Neuberger Berman BD LLC, the Managing Member or their respective members, managers, officers, directors, partners, shareholders, employees, agents or Affiliates (including, without limitation, any Person associated with Neuberger Berman BD LLC.  To the extent the Subscriber has required or desired any advice in connection with the offering of Interests or this Subscription Agreement or any assistance in understanding or evaluating an investment in the Fund, the Subscriber has engaged its own financial, legal, tax, accounting and other advisors, and has not expected or received any such advice or assistance from the Fund or the Investment Adviser. The Subscriber and any independent advisors engaged by such Subscriber have conducted their own analysis and due diligence to the full extent they have deemed such action necessary and, based upon such independent analysis and due diligence and on the Prospectus and LLC Agreement, the Subscriber (i) has made its own independent determination to subscribe for Interests and (ii) has determined that the purchase of the Interests is a suitable investment for the Subscriber.

(c)          The Subscriber also confirms that it is a person or entity to whom the Fund may be lawfully promoted, and who may lawfully invest in the Fund, under the laws and/or rules applicable to the Subscriber in the jurisdiction(s) applicable to it.  If the Subscriber is not a resident of the United States, the Subscriber understands that it is the Subscriber’s responsibility to satisfy itself as to full observance of laws of any relevant territory or jurisdiction outside of the United States in connection with the offer and sale of the Interests, including obtaining any required governmental or other consents or observing any other applicable formalities. In connection with the execution of this Subscription Agreement and the purchase of Interests, the Subscriber meets all suitability standards and eligibility requirements imposed on it by applicable laws, rules and regulations.

(d)          The Subscriber is acquiring the Interests for the Subscriber’s own account, does not have any contract, undertaking or arrangement with any person or entity to sell, transfer or grant a participation interest with respect to the Interests, and is not acquiring the Interests with a view to or for sale in connection with any distribution of the Interests.

(e)         The Subscriber or any advisor has had the opportunity to ask questions of and receive answers from the Fund or the Investment Adviser concerning the terms and conditions of the offering of the Interests in the Fund and to obtain any additional information concerning the offering of Interests and the Fund that the Subscriber believes is necessary to verify the accuracy or completeness of the information furnished to the Subscriber regarding the Fund and the Interests, to the extent that the Fund possesses or can acquire such information without unreasonable effort or expense.

(f)          The Subscriber (or, as applicable, its purchaser representative (as such term is defined in Rule 501(h) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks associated with an investment in the Fund and is able to bear such risks, and has obtained, in the Subscriber’s judgment, sufficient information from the Fund to evaluate the merits and risks of an investment in the Fund.  The Subscriber hereby acknowledges that it has carefully reviewed and understands the fees to which the Subscriber will be subject and the risks and conflicts of interest to which the Fund is or will be subject, as described in the Prospectus and LLC Agreement, and hereby consents to and agrees to the payment of the fees so described to the parties identified as recipients thereof.  The Subscriber has evaluated the risks of an investment in the Fund, understands there are substantial risks of loss incidental to the purchase of Interests and has determined that Interests are a suitable and appropriate investment for the Subscriber. The Subscriber has the financial capacity to satisfy and fully fund its Capital Commitment in accordance with the terms and conditions set forth in this Subscription Agreement, the LLC Agreement and the Prospectus.

(g)         There is no legal action, suit, arbitration or other legal administrative or other governmental investigation, inquiry or proceeding (whether U.S. federal, state, local or non-U.S.) pending or, to the knowledge of the Subscriber, threatened against the Subscriber, any of the directors or general partners of the Subscriber or any of its properties, assets or businesses, in each case that could have a material adverse effect on the Subscriber’s ability to fund all or any amount of its Capital Commitment.

(h)          The Subscriber understands that (i) the Fund is a newly formed entity that has no past performance history or track record to report to the Subscriber; (ii) the past performance of each of the funds managed by the Investment Adviser, the Fund, their affiliates and principals is not necessarily indicative of the future performance or profitability of the Fund or an investment therein; (iii) no U.S. federal or state agency or authority has passed upon the Fund, the Prospectus, the LLC  Agreement, this Subscription Agreement or the Interests or made any findings or determination as to the merits or fairness of an investment in the Fund or the Interests; and (iv) the representations, warranties, covenants, undertakings and acknowledgements made by the Subscriber in, or in connection with, this Subscription Agreement, the Subscriber Information Form and the tax forms (including any self-certifications) completed by the Subscriber in connection with this subscription will be relied upon by the Fund and the Fund (and its agents) in determining the Subscriber’s eligibility as a purchaser of an Interest and compliance by the Fund, the Fund and the Investment Adviser with applicable laws and, if applicable, shall survive the Subscriber’s admission as a Member of the Fund.

(i)          The Subscriber agrees to notify the Fund prior to any proposed sale, transfer, distribution or other disposition of any Interests or any beneficial interest therein, and will not sell, transfer, distribute or otherwise dispose of any Interests without the consent of the Fund, pursuant to the terms and conditions of the LLC Agreement.  The Fund may require that a proposed transferee meets appropriate eligibility requirements and that the transferor furnish a legal opinion satisfactory to the Fund and its counsel that the proposed transfer complies with the terms of the Subscription Agreement, the LLC Agreement of the Fund and with applicable U.S. federal, state and any other applicable securities laws.  The Subscriber recognizes that there is not now any public market for Interests and that such a market is not expected to develop; accordingly, it may not be possible for the Subscriber to readily liquidate the Subscriber’s investment in the Fund.

(j)          The Subscriber is both (i) an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act pursuant to at least one of the following tests: (a) the Subscriber is a natural person whose individual net worth1, or joint net worth with that person’s spouse, at the time of subscription exceeds $1,000,000; or (b) the Subscriber is a natural person who had an individual income2 in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; and (ii) a “qualified client,” as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) pursuant to at least one of the following tests: (i) a natural person who, or a company that, immediately after entering into the contract has at least $1,000,000 under the management of the investment adviser; (ii) A natural person who, or a company that, the investment adviser entering into the contract (and any person acting on his behalf) reasonably believes, immediately prior to entering into the contract, either (a) has a net worth (together, in the case of a natural person, with assets held jointly with a spouse) of more than $2,100,0003; (b) is a qualified purchaser as defined in section 2(a)(51)(A) of the Investment Company Act of 1940, as amended (the “1940 Act”) at the time the contract is entered into; or (iii) a natural person who immediately prior to entering into the contract is: (a) an executive officer, director, trustee, general partner, or person serving in a similar capacity, of the investment adviser; or (b) an employee of the investment adviser who participates in investment decisions of the investment adviser and has done so for at least 12 months. The Subscriber agrees to furnish to the Fund any and all information that the Fund may hereinafter request in order to determine whether or not the Subscriber is or continues to be an “accredited investor” or a “qualified client” (each as defined above) or to otherwise ensure compliance with applicable laws, rules or regulations.

[1]
As used in this item, “net worth” means the excess of total assets at fair market value, including home furnishings and automobiles, over total liabilities; provided that (i) the Subscriber’s primary residence shall not be included as an asset, (ii) indebtedness that is secured by the Subscriber’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the Interests, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of the Interests exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability), and (iii) indebtedness that is secured by the Subscriber’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the Interests shall be included as a liability.

[2]
For purposes of this item, a person’s income is the amount of such person’s individual adjusted gross income as reported for U.S. federal income tax purposes, increased by the following amounts: (i) the amount of any interest income received which is tax-exempt under §103 of the Code, (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under §§611 et seq. of the Code, and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of §1202 of the Code prior to its repeal by the Tax Reform Act of 1986.

[3]
Prior to August 15, 2016, the net worth amount was $2,000,000 and remains subject to change. For purposes of calculating a natural person's net worth: (i) the person's primary residence must not be included as an asset; (ii) Indebtedness secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time the investment advisory contract is entered into may not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (iii) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the residence must be included as a liability.

(k)          In formulating a decision to invest in the Fund, the Subscriber has not relied or acted on the basis of any representations or other information purported to be given on behalf of the Fund, the Fund or the Investment Adviser, except as set forth in the Prospectus, the LLC Agreement or this Subscription Agreement (it being understood that no person has been authorized by such Fund Parties to furnish any such representations or other information).

(l)          If the Subscriber is a natural person, the Subscriber is qualified to become an Investor of the Fund and has all the requisite legal right, power and capacity to execute, deliver and perform this Subscription Agreement and the LLC Agreement and acquire and hold the Interests. If the Subscriber lives in a community property state in the United States, either (i) the source of the payments made by the Subscriber with respect to its Capital Commitment will be the Subscriber’s separate property and the Subscriber will hold the Interests as its separate property, or (ii) the Subscriber has the authority alone to bind the community property with respect to this Subscription Agreement, the LLC Agreement and all agreements contemplated hereby and thereby.

(m)        If the Subscriber is a corporation, partnership, trust (or trustee of a trust) or other entity, it is duly organized, formed or incorporated, as the case may be, and validly existing and in good standing, under the laws of the Subscriber’s jurisdiction of organization, formation or incorporation; the Subscriber is authorized and qualified to become an Investor in, and authorized to make its payments with respect to its Capital Commitment to the Fund and otherwise to comply with its obligations under the Fund’s LLC Agreement; the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so; and this Subscription Agreement has been duly executed and delivered on behalf of the Subscriber and is the valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms. In addition, such Subscriber will, upon the request of the Fund, promptly deliver any documents, including an opinion of counsel to the Subscriber, evidencing the existence of the Subscriber, the legality of an investment in the Fund and the authority of the person executing this Subscription Agreement on behalf of the Subscriber.

(n)        If the Subscriber is a corporation, partnership, trust (or trustee of a trust) or other entity, the execution and delivery of this Subscription Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of the Subscriber’s obligations hereunder and thereunder do not and will not conflict with, or result in any violation of or default under, any provision of any certificate of incorporation, memorandum and articles of association, by-laws, trust agreement, partnership agreement or other organizational or governing instrument applicable to the Subscriber, or any agreement or other instrument to which the Subscriber is a party or by which the Subscriber or any of the Subscriber’s properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Subscriber or to the Subscriber’s business or properties. In addition, the Subscriber represents that any power of attorney of the Subscriber contained in this Subscription Agreement has been executed by the Subscriber in compliance with the laws of the state or jurisdiction in which this Subscription Agreement was executed.

(o)          (i) The Subscriber understands that (A) the Fund, any other Fund Party or their respective agents will ask for the Subscriber’s name, address, date of birth (for individuals) and an identification number such as a taxpayer identification number; (B) the Fund or other Fund Parties or their respective agents may ask the Subscriber to provide identifying documents, such as a passport, a driver’s license, certified articles of incorporation, a government-issued business license, or a partnership or trust agreement, so that the Fund or such other persons may verify the Subscriber’s identity; and (C) the Fund, any other Fund Party or their respective agents or affiliates may screen the Subscriber’s name against various databases to verify the Subscriber’s identity.

(ii) U.S. federal regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (these individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs).  The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <http://www.treas.gov/ofac>.  In addition, the programs administered by OFAC (“OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.  The Subscriber should check the OFAC website at <http://www.treas.gov/ofac> before making the following representations:

(A)         The Subscriber represents and certifies that the amounts contributed (or that will be contributed) by it to the Fund were not, are not, and will not be directly or indirectly derived from activities that may contravene federal, state, foreign or international laws and regulations, including anti-money laundering laws and regulations.

(B)         The Subscriber represents and warrants that, to the best of its knowledge and based upon reasonable diligence and investigation, none of:

(1)          the Subscriber;

(2)          any person controlling or controlled by the Subscriber;

(3)          if the Subscriber is a privately held entity, any person having a beneficial interest in the Subscriber; or

(4)         any person for whom the Subscriber is acting as agent or nominee or trustee in connection with this investment (clauses (2) through (4) collectively, the “Related Persons”), is (i) a country, territory or person named on an OFAC list, (ii) a person prohibited under the OFAC Programs, (iii) named on a list of prohibited persons maintained under the European Union or United Kingdom Regulations (as extended to the Cayman Islands by statutory instrument), or (iv) operationally based or domiciled in a country or territory in relation to which current sanctions have been issued by the United Nations, the European Union or the United Kingdom.

(C)         The Subscriber acknowledges and agrees that any distributions to it will be paid to the account specified in the Subscriber Information Form, which will be the same account from which payments will be made by the Subscriber to the Fund, unless the Fund agrees otherwise in its sole discretion.

(D)        If the monies used to fund the investment in the Interests are or will be derived from, invested for the benefit of, or related in any way to, a non-U.S. banking institution (a “Foreign Bank”), the Subscriber represents and warrants to the Fund, the Fund and the Investment Adviser that:

(1)          the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities;

(2)          the Foreign Bank employs one or more individuals on a full-time basis;

(3)          the Foreign Bank maintains operating records related to its banking activities;

(4)          the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and

(5)          the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(E)         The Subscriber represents and warrants that (1) it is not (x) a senior foreign political figure (an “SFPF”),4 (y) an immediate family member5 of an SFPF or (z) a close associate6 of an SFPF as such terms are defined in the footnotes below, and (2) either each Related Person does not meet the criteria of clauses (x), (y) and (z) above or the Subscriber has performed enhanced due diligence on any Related Person that does meet the criteria of clauses (x), (y) and (z) above, and (3) the Subscriber has determined that the funds being invested by the Subscriber in the Fund are not (and will not be) directly or indirectly derived from, or related to, any activities that contravene applicable laws and regulations, including anti-money laundering laws and regulations.  The Subscriber further represents that neither it nor any Related Person of it is a person or entity resident in, organized under the laws of, or whose subscription funds are or will be transferred from or through an account in a non-cooperative jurisdiction.7

(F)        The Fund is or may be required to comply with applicable anti-money laundering laws and regulations in connection with the admission of investors to the Fund.  The Subscriber shall promptly on demand provide any information and execute and deliver any documents as the Fund or its affiliates or agents may request to verify the identity and source of funds of the Subscriber in accordance with applicable legal and regulatory requirements relating to anti-money laundering. No part of the funds used by the Subscriber to make payments to the Fund or to fund all or any part of its Capital Commitment has been, is, or will be, directly or indirectly derived from, or related to, any activities that contravene applicable laws and regulations, including anti-money laundering laws and regulations.

[4]
A “senior foreign political figure” is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

[5]	“Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

[6]
A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

[7]
“Non-cooperative jurisdiction” means any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures, or is named in a public statement as a jurisdiction with strategic anti-money laundering and countering the financing of terrorism deficiencies, by an intergovernmental group or organization of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

(G)        The Subscriber hereby acknowledges and understands that if any resident of the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct, money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2017 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) to a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2017 Revision) of the Cayman Islands if the disclosure relates to involvement with terrorism or terrorist financing and property.  Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

(H)       The Subscriber represents that neither it nor any Related Person of it is resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 or 312 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the regulations promulgated thereunder as warranting special measures due to money laundering concerns.

(I)         The Subscriber undertakes to provide satisfactory evidence of its identity within a reasonable time (in each case to be determined at the discretion of the Fund) as may be requested by or on behalf of the Fund to ensure compliance with the Money Laundering Regulations 2007 (of the United Kingdom), as amended, and warrants that this information shall be true and accurate in all respects.

(J)         The Subscriber represents that neither it nor any Related Person of it is a person or entity subject to any sanctions program administered by the U.S. Department of State under the Comprehensive Iran Sanctions, Accountability and Divestment Act or similar statutes.

(K)        If the Subscriber or the Beneficial Holder (if applicable) is a European person or firm that is subject to local law implementing the EU Money Laundering Directives or is established or based in a non-EU jurisdiction (other than the United States) and subject to anti-money laundering laws or regulations (any of the foregoing, “applicable AML Regulations”), the Subscriber represents and warrants that each of it and any Beneficial Holder is aware of the obligations imposed on it by applicable AML Regulations and is and shall remain in compliance with its obligations thereunder.

(L)         The Subscriber represents that neither it nor any Related Person of it is a person or entity otherwise prohibited from investing in the Fund pursuant to applicable U.S. anti-money laundering, anti-terrorism and asset control laws, regulations, rules or orders.

(iii)       The Subscriber agrees to notify the Fund immediately in writing should the Subscriber become aware of any change in the information set forth in these representations.  The Subscriber acknowledges that, by law, the Fund or the Fund on its behalf may be obligated to “freeze the account” of such Subscriber, either by prohibiting additional investments from the Subscriber, suspending the payment of distribution proceeds, and/or segregating the assets in the account in compliance with governmental regulations, and the Fund may also be required to report such action and to disclose the Subscriber’s identity to OFAC or other governmental or regulatory authorities.  The Subscriber further acknowledges that the Fund may, by written notice to the Subscriber, suspend the payment of distribution proceeds to such Subscriber or take such other actions as are permitted by the LLC Agreement if the Fund reasonably deems it necessary or appropriate to do so to comply with anti-money laundering regulations applicable to the Fund and any of the Fund’s other service providers.

(iv)       If the Subscriber is an entity, the Subscriber has carried out reasonable and appropriate investor identification procedures with regard to all persons having beneficial ownership of the Subscriber, and such procedures are sufficient to give the Subscriber a reasonable basis to believe that the representations and warranties set forth above with respect to anti-money laundering matters are accurate and complete in all respects.

(v)        The Subscriber understands and acknowledges that the Fund is, or may in the future become, subject to money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and the Subscriber agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Fund, the Investment Adviser or any other agent thereof or of the Fund, for the purpose of: (i) carrying out due diligence with respect to the verification of identity of: (A) the Subscriber, (B) any underlying beneficial or equity owners of the Subscriber or (C) any investors, partners, members, directors, officers, beneficiaries, grantors or affiliates of the Subscriber or any underlying beneficial and/or equity owners of any such persons, as applicable; (ii) maintaining records of identities, or verifications or certifications of identities, of the Subscriber, underlying beneficial or equity owners of the Subscriber or any investors, partners, Investors, directors, officers, beneficiaries, grantors or affiliates of the Subscriber or any underlying beneficial or equity owners of any such persons; or (iii) taking such other actions as the Fund or any agent thereof determines to be necessary or appropriate in order to comply with any applicable money laundering laws, rules or regulations that are applicable to the Fund.  The Subscriber further agrees that neither the Fund nor any of its affiliates shall have any liability to the Subscriber for any loss or liability that the Subscriber may suffer to the extent that it arises out of, or in connection with, compliance by the Fund or its affiliates in good faith with the requirements of applicable anti-money laundering and anti-terrorism laws or regulations.

(p)         The Subscriber consents to the provision by the Fund, the Investment Adviser and their affiliates of services or products to, and the receipt of compensation for those services and products from, the Fund or any Company investment to the extent consistent with applicable law.

(q)        The Subscriber hereby agrees to (i) provide any form, certification or other document or information, and take any other action, reasonably requested by and acceptable to the Fund, any other Fund Party or any of their affiliates or agents that is necessary for the Fund (A) to prevent withholding or qualify for a reduced rate of withholding or backup withholding in any jurisdiction from or through which the Fund receives payments or (B) to satisfy reporting or other obligations imposed by any U.S. or non-U.S. taxing authority; (ii) update or replace such form, certification or other document or information in accordance with its terms or subsequent amendments; and (iii) otherwise comply with , and take any and all actions reasonably necessary or appropriate to ensure that the Fund, the other Funds, the Fund and their affiliates otherwise comply with, any reporting obligations or information disclosure requirements imposed by the United States or any other jurisdiction, including any information or documentation (or verification thereof) the Fund deems necessary or appropriate to comply with any requirement imposed by the Code, including Sections 1471–1474 thereof, and any U.S. Department of Treasury Regulations, forms, instructions or other guidance issued pursuant thereto in order to reduce or eliminate withholding taxes and any reporting obligations that may be imposed by future legislation. The Subscriber agrees that if, and to the extent that, the Fund is required to make any payment, withholding or deduction as a consequence of the Subscriber failing to comply in a timely manner with the requirement(s) set forth in the preceding sentence, the Fund shall be entitled to, at the discretion of the Fund, specially allocate such expense to the Subscriber, or require the withdrawal/redemption of all or any portion of such Subscriber’s Interests. In addition, the Fund shall at any time and from time to time be entitled to determine that the Fund shall not make payment of all or a portion of any distribution payable to the Subscriber if the Fund is or may be required under applicable laws or as a consequence of any arrangement between the Fund and any government division or department to withhold any payments as a consequence of the Subscriber failing to comply in a timely manner with the requirements set forth in this paragraph. The Subscriber acknowledges and agrees that, if the Fund is required to pay federal, state, local or other taxes with respect to the Subscriber, the Fund may retain or withhold the amounts so paid from distributions otherwise payable to the Subscriber or require the Subscriber to reimburse the Fund for all or any portion of such amounts. The Subscriber agrees to reimburse the Fund for any such amounts within a reasonable time after a request therefor by the Fund. The Subscriber hereby certifies under penalties of perjury that the following information set forth in the Subscriber Information Form and applicable tax form is true and correct in all respects: (i) the Subscriber’s home address, if an individual, or business address, if an entity and (ii) whether the Subscriber is a “United States person” for U.S. federal income tax purposes (as defined in the Subscriber Information Form).  The Subscriber understands and agrees that the tax representations and taxpayer I.D. number along with the IRS Forms W-8 and W-9 and any further self-certifications, as applicable, are provided under penalty of perjury and may be disclosed to the IRS or another taxing authority by the Fund and that any false statement thereof could be punished by fine, imprisonment or both.

(r)          The Subscriber understands and agrees that the Fund and the Investment Adviser, to the fullest extent permitted by applicable law and in accordance with the Prospectus, may allow or cause the Fund to enter into and engage in transactions involving actual or potential conflicts of interest. The Fund will review transactions involving actual or potential material conflicts of interest and take such steps as it may deem necessary or appropriate to ensure that the terms of such transactions are fair and reasonable to the Fund under the circumstances.

(s)        All legal and tax advice, registrations, declarations or filings with, or licenses, approvals or authorizations of, any legislative body, governmental department or other governmental authority in any jurisdiction, necessary or appropriate in connection with the Subscriber’s investment in the Fund have been obtained or complied with.

(t)          The Subscriber is aware of the restrictions imposed by U.S. federal securities laws on a person possessing material non-public information about a public company.

(u)         If the Subscriber is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), the Subscriber understands that an investment in the Fund may generate income effectively connected with a U.S. trade or business within the meaning of Section 864(b) of the Code.

(v)         If the Subscriber is an entity exempt from U.S. federal income tax, the Subscriber understands that an investment in the Fund may generate unrelated business taxable income within the meaning of Sections 511-514 of the Code.

(w)        The Subscriber understands that the Fund intends to: (i) register as a closed-end management investment company under the 1940 Act and (ii) file an election to be treated as a regulated investment company within the meaning of Section 851 of the Code, for U.S. federal income tax purposes; pursuant to those elections, the Subscriber will be required to furnish certain information to the Fund as required under Treasury Regulations § 1.852-6(a) and other regulations. If the Subscriber is unable or refuses to provide such information directly to the Fund, the Subscriber understands that it will be required to include additional information on its income tax return as provided in Treasury Regulation § 1.852-7.

3.	ERISA Status of Subscriber

The Subscriber hereby makes the following representations, warranties and covenants to the General Partner and its Affiliates:

(a)     Except as otherwise disclosed in the Subscriber Information Form, the Subscriber is not (i) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the provisions of Title I of ERISA, (ii) an individual retirement account or annuity or other “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code, or (iii) a fund of funds, an insurance company separate account or an insurance company general account or another entity or account (such as a group trust), in each case whose underlying assets are deemed under the U.S. Department of Labor’s regulations promulgated under ERISA at 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), to include “plan assets” by operation of the Plan Assets Regulation (“Plan Assets”) of any “employee benefit plan” subject to ERISA or a “plan” subject to Section 4975 of the Code (each referred to as a “Benefit Plan Investor”). If the Subscriber is not currently a Benefit Plan Investor, later becomes a Benefit Plan Investor while it is a Member, the Subscriber agrees to immediately notify the Fund of such change in writing and include in the notification the maximum percentage of the Subscriber’s equity interests that are held, or will be held, by Benefit Plan Investors.

(b)     Except as otherwise disclosed in the Subscriber Information Form, the Subscriber is not (i) a “governmental plan” within the meaning of Section 3(32) of ERISA or Section 414(d) of the Code (a “Governmental Plan Investor”), (ii) a “church plan” within the meaning of Section 3(33) of ERISA or Section 414(e) of the Code (a “Church Plan Investor”), or (iii) a retirement, pension, or other similar plan or arrangement that is not subject to ERISA, the Code or other similar U.S. laws (a “Foreign Plan Investor”). If the Subscriber is a Governmental Plan Investor, Church Plan Investor or Foreign Plan Investor, it acknowledges that non-U.S., federal, state or local laws or regulations governing the investment and management of the assets of such Subscriber may contain fiduciary and/or prohibited transaction requirements similar to those under ERISA and the Code and may include other limitations on permissible investments. The Person executing this Agreement on behalf of the Governmental Plan Investor, Church Plan Investor or Foreign Plan Investor, as applicable, represents and warrants to and for the benefit of the Fund Parties that an investment in the Fund (A) is permissible under the federal, state, local and/or non-U.S. laws or regulations governing the investment and management of the assets of such Governmental Plan Investor, Church Plan Investor, or Foreign Plan Investor, as applicable, (B) complies in all respects with applicable law, (C) has been duly authorized under, and conforms in all respects to, the documents governing the Subscriber, and (D) will not cause the assets of the Fund to be subject to any such Similar Law.

(c)     If the Subscriber is (i) a Benefit Plan Investor, (ii) a Governmental Plan Investor, (iii) a Church Plan Investor, (iv) a Foreign Plan Investor or (iv) other retirement plan or arrangement (collectively, “Plans” or each, a “Plan”), the Subscriber hereby makes the following representations, warranties and covenants:

(i)
The Plan is not a participant-directed defined contribution plan, unless each participant directing an investment in the Fund is (A) an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and (B) a “qualified client,” as such term is defined in the Investment Advisers Act of 1940, as amended;

(ii)
The Person(s) responsible for the investment decision (the “Fiduciary”) is a “fiduciary” within the meaning of Section 3(21) of ERISA, Section 4975(e)(3) of the Code, or Similar Laws, with respect to such Plan, is authorized to make such an investment decision, and has determined that, in view of such considerations, the purchase of an Interest is consistent with the Fiduciary’s responsibility under, and not prohibited by, ERISA, Section 4975 of the Code or Similar Laws. The Fiduciary represents and warrants that it has been informed of and understands the Fund’s investment objectives, policies and strategies and that the decision to invest such Plan’s assets in the Interest was made with appropriate consideration of relevant investment factors with regard to such Plan and is consistent with any applicable duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA, the Code or Similar Law. The Fiduciary has considered the following with respect to the Plan’s investment in the Fund:

A.	the role such investment or investment course of action plays in that portion of the Plan’s portfolio that the Fiduciary manages;

B.
whether the investment or investment course of action is reasonably designed as part of that portion of the Plan’s portfolio managed by the Fiduciary to further the purposes of the Plan, taking into account both the risk of loss and the opportunity for gain that could result therefrom; opportunity for gain that could result therefrom;

C.	the composition of that portion of the portfolio that the Fiduciary manages with regard to diversification;

D.	the liquidity and current rate of return of that portion of the Plan’s portfolio managed by the Fiduciary relative to its anticipated cash flow requirements;

E.	the projected return of that portion of the portfolio managed by the Fiduciary relative to the Plan’s funding objectives;

F.	the risks associated with an investment in the Fund, including the limited right to withdraw;

G.	whether the risk, structure and operation of the incentive fee arrangements have been adequately disclosed and whether such arrangements further the interests of the Plan; and

H.	whether the investment is permitted in the Plan’s governing documents.

(iii)
The Fiduciary (A) is responsible for the decision to invest in the Fund; (B) is independent of the Fund, the Investment Manager and their respective Affiliates; (C) is qualified to make such investment decision and has, to the extent it deems necessary, consulted its own investment advisors and legal counsel regarding the investment in the Fund; (D) in making its decision to subscribe for an Interest, has not relied on any advice or recommendation of the Fund, the Investment Manager or any of their Affiliates, including Neuberger Berman BD LL; and (E) if the Fiduciary is subject to Title I of ERISA, the Fiduciary is a named fiduciary as defined in Section 402(a)(2) of ERISA or otherwise.

(iv)
If the Fiduciary is subject to Title I of ERISA, the Fiduciary understands and represents that (A) its copy of this Subscription Agreement is the Subscriber’s indicia of ownership of the Interests in the Fund for purposes of Section 403(a) of ERISA and (B) a copy of this Subscription Agreement will be held in trust by the Benefit Plan Investor’s trustee;

(v)
The Fiduciary has been informed about the risks, structure and operation of the Fund’s management fee and incentive fee arrangements, and has determined that such compensation is reasonable, that it does not result in a conflict of interest, and it does not violate ERISA, the Code, and/or Similar Laws;

(vi)
No discretionary authority or control was exercised by the Fund, the Investment Manager any of their employees or any of their Affiliates in connection with the subscription for an Interest by the Plan. No investment advice or recommendations were provided to the Plan by the Selected Fund, the Investment Manager, any of their employees, or any of their Affiliates in connection with the subscription for an Interest by the Plan, and no investment advice or recommendations of the Fund Parties, any of their employees, or any of their Affiliates was relied upon by the fiduciaries of the Plan in deciding to invest in the Fund.

(d)     If the Subscriber is investing assets on behalf of an individual retirement account (“IRA”), the Subscriber (i.e., such individual and the IRA) acknowledges, confirms and agrees that (i) the Subscriber has, and at all relevant times will have, sufficient funds available in such IRA to fulfill any and all payment obligations required as a condition to its investment in the Fund or required pursuant to the LLC Agreement, as well as any additional obligations or liabilities that may arise in connection with such investment in the Fund, (ii) the Subscriber is solely responsible for maintaining sufficient funds in the IRA to fulfill any and all payments required as a condition to the Subscriber’s investment in the Fund or required pursuant to the LLC Agreement, as well as any obligations or liabilities that may arise in connection with such investment in the Fund, and (iii) the Fund will not be in a position to comply with requests for additional information (including valuations) made by custodians of IRAs. The Subscriber agrees not to hold the Fund, the Fund, Investment Manager any of their employees or any of their Affiliates responsible for any of the foregoing. The Subscriber understands that an investment in the Fund is illiquid and that the Subscriber will not be able to cause its Interest to be redeemed by the Fund, even if such action is required for the Subscriber to satisfy the IRS’ minimum distribution rules applicable to IRAs under the Code.

(e)     If the Subscriber is a Benefit Plan Investor, the Subscriber acknowledges that (i) as described in the Prospectus and the LLC Agreement, each of the Fund and the Investment Manager and Sub-Adviser have a financial interest in the sale of Interests, including those management fees, incentive fee and other transaction-based or indirect compensation that may accrue to or for the benefit of the Fund, the Investment Manager and Sub-Adviser and their Affiliates; and (ii) none of the Fund, the Investment Manager and Sub-Adviser or any of their Affiliates is acting as an impartial advisor or fiduciary (including under ERISA, as applicable) with respect to the Subscriber’s decision to subscribe for or hold an Interest. The Fiduciary causing the Subscriber to subscribe for an Interest represents, warrants, and covenants that, on each date on which the Subscriber holds an Interest, in its fiduciary and individual capacity that:

(i)	It has determined that the purchase and holding of an Interest by the Subscriber is an arm’s length transaction related to an investment in securities or other investment property;

(ii)	It is one of the following:

A.	a bank (as defined in Section 202 of the Advisers Act or similar institution that is regulated and supervised and subject to periodic examination by a U.S. State or U.S. Federal agency;

B.	an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan;

C.	an investment adviser registered as such under the Advisers Act or the laws of the State in which it maintains its principal office and place of business;

D.	a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or

E.
an independent fiduciary that holds, or has under management or control, total assets of at least $50 million and the Benefit Plan Investor for which such person is acting is a plan that is subject to Title I of ERISA;

(iii)
It is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to subscribe for an Interest or to continue the investment in the Fund), and has made an independent determination that the terms of the Prospectus, the LLC Agreement and this Subscription Agreement are prudent and in the best interests of the Subscriber;

(iv)
It acknowledges that the Fund, the Investment Manager and Sub-Adviser and their Affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any transaction and that the Partnerships, the Investment Manager and their Affiliates may have a financial interest in any transaction, and it acknowledges having been advised by the applicable Fund and the Investment Manager of the nature of their interests in the offering and sale of any Interests (on account of the fees and other compensation they expect to receive from the Fund, as disclosed in the Prospectus);

(v)
It is a fiduciary under: (1) ERISA, (2) the Code, or (3) both ERISA and the Code, with regard to the transactions entered into by the Subscriber, and is responsible for exercising independent judgment in evaluating such transactions;

(vi)
It is not paying any fee or other compensation to the Fund, the Investment Manager, Sub-Adviser or their Affiliates for the provision of investment advice in connection with any transaction contemplated hereunder;

(vii)
It is “independent” (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of the Fund, the Investment Manager and Sub-Adviser and their Affiliates, and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to the Subscriber; and

(viii)
It is not an “affiliate” (as that term is used in 29 C.F.R. 2510.3-21(g)(1)) of the Fund, the Investment Manager and Sub-Adviser or their Affiliates, and it does not have a relationship or an interest in the applicable Fund, the Investment Manager or any of their respective Affiliates that might affect the exercise of its best judgment in connection with its decision to invest in the Fund or to authorize the continued investment in the Fund, and it does not receive, and is not projected to receive, within the current U.S. Federal income tax year, compensation or other consideration for its own account from the applicable Fund, the Investment Manager and Sub-Adviser or any of their respective Affiliates.

4.	Indemnification

The Subscriber understands the meaning and legal consequences of the representations, warranties, agreements, covenants, and confirmations set out above.  To the maximum extent permitted by applicable law, the Subscriber agrees to indemnify and hold harmless the Fund, the Fund, the Investment Adviser, their affiliates, their respective direct and indirect officers, employees, directors, trustees, managers, attorneys, agents (to the extent such agent is designated as an agent for this purpose in the Fund’s discretion), stockholders, members, and partners (other than Members in their capacity as such), any other person who serves at the request of the Fund on behalf of a Fund, the Fund or the Investment Adviser as an officer, director, member, partner, employee, placement agent, finder or agent (to the extent such placement agent, finder or agent is designated as such for this purpose in the Fund’s discretion) of any other entities, and each other person that controls, is controlled by, or is under common control with, any of the foregoing within the meaning of Section 15 of the Securities Act (each, an “Indemnified Party”), from and against any and all losses, claims, damages, expenses and liabilities relating to or arising out of (i) any breach of any representation, warranty or certification, or any breach of or failure to comply with any covenant or undertaking, made by or on behalf of the Subscriber in this Subscription Agreement (including the Subscriber Information Form, applicable tax forms and any other further self-certification(s)), the LLC Agreement or in any other document furnished by the Subscriber to any of the foregoing in connection with acquiring the Interests or (ii) any action instituted by or on behalf of the Subscriber against an Indemnified Party that is finally resolved by judgment against the Subscriber or in favor of an Indemnified Party.  The remedies provided in this section shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights, including under the LLC Agreement, or the seeking of any other remedies against the Subscriber. To the extent that any Indemnified Party is not a party to this Subscription Agreement and is therefore unable to enforce directly the provisions of this provision, the Subscriber acknowledges and agrees that the Fund shall be authorized and entitled to enforce the provisions of this Indemnification provision directly as trustee or agent on behalf of such person. The Fund may also make, execute, record and file on its own behalf and on behalf of the Fund or any other Fund Party all instruments and other documents (including one or more deed polls in favor of categories of Indemnified Parties and/or one or more separate indemnification agreements between the Fund and individual Indemnified Parties) that the Fund deems necessary or appropriate in order to extend the benefits of the provisions of this provision to the Indemnified Parties; provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Indemnification provision except as otherwise may be required by applicable law. Notwithstanding the foregoing, nothing contained in this Subscription Agreement shall relieve (nor is intended to relieve) an Indemnified Party of any liability to the extent (and only to the extent) such liability may not be waived, modified or limited under applicable law (including liability under certain U.S. securities laws which, under certain circumstances, may impose liability even on persons acting in good faith).

5.	Miscellaneous

(a)         The Subscriber agrees that neither this Subscription Agreement, nor any of the Subscriber’s rights or interest herein or hereunder, is transferable or assignable by the Subscriber, and further agrees that the transfer or assignment of any Interest acquired pursuant hereto shall be made only in accordance with the provisions hereof, the LLC Agreement and all applicable laws.

(b)         This Subscription Agreement shall: (i) be binding upon the Subscriber and its heirs, estates, executors, administrators and other personal or legal representatives, successors and permitted assigns and shall inure to the benefit of the Fund, the Fund, the Investment Adviser and their respective successors and assigns; (ii) survive the acceptance and admission of the Subscriber as a Member; and (iii) if the Subscriber consists of more than one person, be the joint and several obligation of each such person and each such person’s heirs, estates, executors, administrators and other personal or legal representatives, successors and permitted assigns. All of the representations, warranties, covenants, agreements and confirmations set forth herein and in the Subscriber Information Form shall survive the acceptance of the subscription made herein and the issuance of any Interests.

(c)         The Subscriber hereby acknowledges and agrees that each time it makes a payment to the Fund with respect to its Capital Commitment, it shall be deemed to have reaffirmed, remade, restated and reacknowledged all agreements, acknowledgements, representations, warranties, covenants and other obligations set forth in this Subscription Agreement, the Subscriber Information Form and the tax forms completed by the Subscriber in connection with this investment as if made at such time.

(d)         This Subscription Agreement together with the Subscriber Information Form, the LLC Agreement and the Prospectus, as applicable, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties regarding the same.

(e)         Within no more than ten (10) days after receipt of a written request therefor from the Fund or the Fund, the Subscriber agrees to provide or deliver such information and documents as may be reasonably requested by the Fund or the Fund from time to time. The Subscriber further agrees to notify the Fund promptly in writing should any of the representations, warranties, agreements or certifications made by the Subscriber in this Subscription Agreement, the Subscriber Information Form or the applicable tax forms become inaccurate or incomplete in any respect at any time or if there should be any change in any of the information and documents provided by the Subscriber to any of the Fund or the Fund.

(f)         The Subscriber agrees to provide the Fund with the following: (i) a valid and duly executed Internal Revenue Service Form W-9 or applicable Form W-8, with this Subscription Agreement, and promptly upon a subsequent reasonable request by the Fund and (ii) prompt notice upon any change in the information provided on such form.

(g)         The Subscriber acknowledges receipt of (i) the Neuberger Berman Privacy Statement for Individual Private Investors attached hereto as Exhibit A and (ii) the Neuberger Berman Notice of Proxy Voting Policies and Procedures attached hereto as Exhibit B.

(h)         The Subscriber hereby agrees and provides the Subscriber’s consent and authorization for the Fund, the Fund, the Investment Adviser and their respective affiliates and agents may electronically deliver Investment Communications. Actual use of electronic delivery of Investment Communications will depend on the policies of the Subscriber’s broker, custodian or other financial intermediary.  As used in this Subscription Agreement, “Investment Communications” means all current and future account statements; any documents relating to the Fund or its investment in the Fund (including any and all amendments or supplements to such documents); notices, including privacy notices and capital call notices; letters or notices to Investors; annual audited financial statements; regulatory communications (including Financial Statements) and other information, documents, data and records regarding the Subscriber’s investment in the Fund. Electronic delivery by the Fund, the Fund, the Investment Adviser and their respective affiliates and agents includes e-mail delivery as well as electronically making such information available to the Subscriber on the Fund’s (or an affiliate’s) website (as described below). It is the Subscriber’s affirmative obligation to notify the Fund promptly in writing if the Subscriber’s email address changes at any time. The Subscriber may elect to revoke or restrict its consent to electronic delivery of Investment Communications at any time by notifying the Fund in writing, of the Subscriber’s election to do so. The Fund, the Fund, the Investment Adviser and their respective affiliates and agents shall not be liable for any interception of Investment Communications.  Subscriber acknowledges and agrees that copies of Investment Communications may also be sent to Subscriber’s interested parties or representatives, including such interested parties or representatives that may be added from time to time by you or your financial advisor.

(i)         The Subscriber consents to receive Forms 1099 from the Fund (if applicable) electronically via email, the internet, or another electronic reporting medium in lieu of paper copies. Actual use of electronic delivery for Forms 1099 will depend on the policies of the Subscriber’s broker, custodian or other financial intermediary.

(j)        The Subscriber acknowledges that upon acceptance of this Subscription Agreement, the Fund, Neuberger Berman, the Fund or the Fund’s administrator may provide a password and other information necessary to access to an internet website maintained by the Fund’s administrator, Neuberger Berman, Fund or its affiliates, through which information regarding the Fund may be provided on a confidential basis.  The Subscriber agrees to refrain from sharing the password or other information necessary to access the website with anyone other than authorized personnel of the Subscriber or investment advisers, consultants or similar professionals retained by the Subscriber and authorized to access the website on its behalf.

(k)         The Subscriber understands and acknowledges that his, her or its investment in the Fund shall be subject to the terms and conditions of this Subscription Agreement and the LLC Agreement in such final forms as shall be executed by the parties thereto, and as the same may be amended from time to time in accordance with their respective terms.

(l)          If the Subscriber is acting as agent, trustee, nominee, custodian, investment manager, administrator or otherwise (for such purpose, each an “Investor Representative”) for a person (such person, the “Beneficial Holder”), the Investor Representative understands, acknowledges and agrees that the representations, warranties and covenants made herein are made by the Investor Representative (i) with respect to the Beneficial Holder and (ii) except as the context otherwise requires, with respect to the Investor Representative. The Investor Representative represents and warrants that it has all requisite power and authority from the Beneficial Holder to execute and perform the obligations under this Subscription Agreement, the LLC Agreement and all other documents relating to the Fund. The Investor Representative also agrees to indemnify the Fund, the Fund, the Investment Adviser and any of their respective agents or affiliates from and against any and all costs, fees and expenses (including legal fees and disbursements) incurred by any such persons and resulting from the Investor Representative’s misrepresentation or misstatement contained herein or the assertion of the Investor Representative’s lack of proper authorization from the Beneficial Holder to enter into this Subscription Agreement or perform the obligations hereof or related hereto. If the Subscriber is acting as Investor Representative for a Beneficial Holder, the Investor Representative acknowledges that any reference to “Subscriber” herein shall be deemed, where applicable, to refer to both the Investor Representative and the Beneficial Holder.

(m)        This Subscription Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

(n)         If any provision of this Subscription Agreement is invalid or unenforceable under applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law.  Any provision of this Subscription Agreement which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions of this Subscription Agreement, and to this extent the provisions of this Subscription Agreement shall be severable.

(o)        The Subscriber represents and warrants that it has not altered or otherwise revised this Subscription Agreement in any manner from the version initially received by the Subscriber from the Fund. In the event an ambiguity or question of intent or interpretation arises, this Subscription Agreement shall be construed to be the product of meaningful negotiations between the Fund and the Subscriber and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Subscription Agreement.

(p)        If the Subscriber has any immunity of any kind from liability, from suit, from enforcement or is otherwise legally immune in respect of any of its obligations under this Subscription Agreement or LLC Agreement, to the fullest extent permitted by applicable law, the Subscriber hereby absolutely, irrevocably and unconditionally waives (and agrees not to assert) any such immunity.

6.	Power of Attorney

The Subscriber, by executing this Subscription Agreement, hereby designates and appoints the Fund, with full power of substitution, as its true and lawful attorney-in-fact and agent, in its name, place, and stead with full power and authority to act on its behalf to make, execute, sign, deliver and file (i) all notices with the applicable jurisdiction of formation, (ii) the LLC Agreement, including any counterparts thereto, or any other document necessary for admitting the Subscriber as a Member, (iii) any other instrument or document that may be required to be filed by the Fund under the laws of the applicable jurisdiction of formation including the Cayman Islands, the United States, the State of Delaware or any other state thereof or other jurisdiction or by any governmental agency or that the Fund deems advisable to file, and (iv) any instrument, document or certificate that may from time to time be required by the laws of the jurisdiction of formation or any other applicable law to effectuate, implement and continue the valid and subsisting existence of the Fund, the admission of an additional or substituted Members or the dissolution (winding-up) and termination of the Fund (provided such continuation, admission or dissolution and termination are in accordance with the terms of the LLC Agreement) or to reflect any reductions in the amount of commitments of the Investors; To the fullest extent permitted by applicable law, it is expressly intended by the Subscriber that the power of attorney and agency granted by this paragraph is coupled with an interest given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of the Subscriber (or if the Subscriber is a corporation, partnership, trust, association, limited liability company or other legal entity, by the cancellation, dissolution or termination thereof and shall extend to the Subscriber’s successors and assigns); provided, however, that this power of attorney and agency granted by the Subscriber shall expire as to the Subscriber with respect to the Fund immediately after the final dissolution of such Fund or the complete withdrawal of such Subscriber as a Member of such Fund.  To the fullest extent permitted by applicable law, this power of attorney and agency may be exercised by such attorney-in-fact and agent for the Subscriber by a single signature of the Fund, with or without listing all Members. The Subscriber hereby represents and warrants that the power of attorney granted by the Subscriber pursuant to this power of attorney has been executed by it in compliance with the laws of the state or jurisdiction in which this Subscription Agreement was executed and to which the Subscriber is subject. To the extent that the power of attorney granted or purported to be granted by the Subscriber to the Fund in this Subscription Agreement is or is otherwise deemed to be unenforceable or inapplicable with respect to the Subscriber, then the Subscriber shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver to the Fund all such other agreements, certificates, instruments and documents, as the Fund may reasonably request in order to carry out the intent and accomplish the purposes of this Subscription Agreement, the LLC Agreement and the consummation of the transactions contemplated hereby and thereby.

7.	Confidentiality

The Subscriber acknowledges and agrees that (i) it has received and will in the future receive Confidential Information, (ii) such Confidential Information contains trade secrets and may be proprietary in nature, (iii) disclosure of such Confidential Information to third parties is not in the best interest of any of the Fund Parties or the Partners and (iv) disclosure of such Confidential Information would cause substantial harm and damages to the Fund, the Fund, the Investment Adviser or their respective affiliates.  The Subscriber represents and warrants that, except as disclosed to the Fund in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or FOIA, or any comparable laws or regulations of any US or non-US jurisdiction) requiring the Subscriber to disclose (on receipt of a request to do so or otherwise) any information relating to the Fund or the Subscriber’s investment in the Fund (collectively, “Disclosure Laws”).  The Subscriber hereby represents and warrants that, except as previously disclosed in writing to the Fund, it has taken all actions and obtained all consents necessary to enable it to comply with any confidentiality provisions of the LLC Agreement.  The Subscriber hereby agrees to maintain any Confidential Information provided to it in the strictest confidence and not to disclose or cause to be disclosed any Confidential Information to any third party other than as expressly authorized pursuant to the LLC Agreement. The Subscriber will not use any Confidential Information it receives for any purpose other than purposes reasonably related to the Subscriber’s investment in the Fund.  Any information provided to a person at the direction or request of the Subscriber shall be treated for purposes hereof and for purposes of the LLC Agreement as instead having been provided to such person by the Subscriber, and such deemed disclosure by the Subscriber shall be subject to all of the limitations and other provisions hereunder and in the LLC Agreement relating to Confidential Information. The Investor has not reproduced, duplicated or delivered Confidential Information to any third party, except as expressly authorized by the Fund.  Notwithstanding the foregoing, the Subscriber (and each employee, representative or other agent of the Subscriber) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (a) the Fund and (b) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Subscriber relating to such tax treatment and tax structure.

8.	Legal Representation

The Subscriber understands that, in connection with the formation of the Fund, the offering of Interests and subsequent advice to the Fund, the Fund, the Investment Adviser or certain of their respective affiliates, legal counsel to such persons do not represent the Subscriber or any other Members, and no independent counsel has been or will be retained by the Fund, the Investment Adviser or the Fund to represent the interests of the Subscriber or any other Member (or Members as group).

9.	Notices

Any notice required or permitted to be given to the Subscriber in relation to the Fund shall be sent to the e-mail address, facsimile number or address of the Primary Contact specified in the Subscriber Information Form accompanying this Subscription Agreement or to such other e-mail addresses, facsimile numbers or addresses as the Subscriber’s Primary Contact designates by written notice received by the Fund.

10.	Governing Law; Jurisdiction

This Subscription Agreement shall be governed by the laws of the State of Delaware.  The Subscriber irrevocably and unconditionally (i) submits to the nonexclusive jurisdiction of the Court of Chancery of the State of Delaware for New Castle County, unless said court does not have subject matter jurisdiction, then in such appropriate U.S. federal or state court located in the State of Delaware, and any appellate court from any thereof, in any claim, action or proceeding arising out of or in connection with this Subscription Agreement, or for recognition or enforcement of any judgment, (ii) agrees and consents that service of process as provided by the laws of the State of Delaware may be made upon the Subscriber in any such suit, action or proceeding brought in any of said courts, and that the Subscriber may not claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iii) agrees that nothing herein shall affect any right that the Fund (or any of its lenders) or any of its respective affiliates may otherwise have to bring any suit, action or proceeding relating to this Subscription Agreement, the LLC Agreement or the Prospectus against the Subscriber or its properties in the courts of any jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE

Execution of this Subscription Agreement via this Signature Page (i) evidences the Subscriber’s agreement (1) to be bound by and adhere to this Subscription Agreement and (2) to be admitted as a Member of the Fund with the commitments to each up to the amount as set out in the accompanying Subscriber Information Form, and (ii) shall authorize the Fund, as attorney and agent on the Subscriber’s behalf, to execute and attach a counterpart signature page to the LLC Agreement of the Fund.  The Subscriber confirms that the information contained in the Subscriber Information Form is complete and accurate and will notify the Fund immediately of any change occurring prior to the acceptance of its subscription.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Subscription Agreement as a deed.

Execution Date

INDIVIDUALS:	ENTITIES:

Name of Subscriber	Name of Subscribing Entity
(Please type or print clearly)	(Please type or print clearly)

Signature of Subscriber	Signature of Authorized Signatory

Name of Spouse	Name of Authorized Signatory
(if purchasing jointly)	(Please type or print clearly)

(Signature of Spouse)	Capacity of Authorized Signatory
(if purchasing jointly)

EXHIBIT A

FACTS	WHAT DOES NEUBERGER BERMAN DO WITH YOUR PERSONAL INFORMATION?

Why?
Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?
The types of personal information we collect and share depend on the product or service you have with us. This information can include:
■    Social Security number and account balances
■    income and transaction history
■    credit history and credit scores
When you are no longer our customer, we continue to share your information as described in this notice.

How?
All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Neuberger Berman chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Neuberger Berman share:	Can you limit this sharing?

For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	Yes	No

For our marketing purposes – to offer our products and services to you	Yes	No

For joint marketing with other financial companies	No	We don’t share

For our affiliates’ everyday business purposes – information about your transactions and experiences	Yes	No

For our affiliates’ everyday business purposes – information about your creditworthiness	No	We don’t share

For nonaffiliates to market you	No	We don’t share

Who we are
Who is providing this notice?	Entities within the Neuberger Berman family of companies, mutual funds, and private investment funds.
Who we do
How does Neuberger Berman protect my personal information?
To protect your personal information from unauthorized access and use, we use security measures that comply with federal law.  These measures include computer safeguards and secured files and buildings.
We restrict access to customer information to those employees who need to know such information in order to perform their job responsibilities.

How does Neuberger Berman collect my personal information?
We collect your personal information, for example, when you
■    open an account or provide account information
■    seek advice about your investments or give us your income information
■    give us your contact information
We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can’t I limit all sharing?
Federal law gives you the right to limit only
■    sharing for affiliates’ everyday business purposes–information about your creditworthiness
■    affiliates from using your information to market to you
■    sharing for nonaffiliates to market to you
State laws and individual companies may give you additional rights to limit sharing.

Definitions
Affiliates
Companies related by common ownership or control. They can be financial and nonfinancial companies.
■    Our affiliates include companies with a Neuberger Berman name; financial companies, such as investment advisers, broker dealers; mutual funds, and private investment funds.

Nonaffiliates
Companies not related by common ownership or control. They can be financial and nonfinancial companies.
■    Nonaffiliates we share with can include companies that perform administrative services on our behalf (such as vendors that provide data processing, transaction processing, and printing services) or other companies such as brokers, dealers, or counterparties in connection with servicing your account.

Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you. ■ Neuberger Berman doesn’t jointly market.

EXHIBIT B

NOTICE OF PROXY VOTING POLICIES AND PROCEDURES

The United States Securities and Exchange Commission (the “SEC”) has adopted Rule 206(4)-6 (the “Rule”), which requires registered investment advisers that exercise voting authority over client securities to implement proxy voting policies.  NB Alternatives Advisers LLC (the “Advisor”) provides investment advisory services to private investment funds (each, a “Fund” and collectively, the “Funds”), certain of which you may be an investor in, whose investment program involves investing Fund assets in securities generally through privately negotiated transactions.  Because the Advisor may be deemed to have authority to vote proxies relating to the portfolio companies in which the Funds invest on behalf of its clients (i.e., the Funds) the Advisor has adopted a set of policies and procedures (together, the “Policy”) in compliance with the Rule.  To the extent the Advisor exercises or is deemed to be exercising voting authority over Fund securities, the Advisor’s general policy is to vote proxy proposals, amendments, consents or resolutions (collectively, “proxies”) in a manner that serves the best interest of the Funds, as determined by the Advisor in its discretion, taking into account factors described in the Policy.  The Policy also contains other more specific policies that the Advisor intends to follow with respect to various routine and non-routine related matters.  Investors may request a copy of the Policy and the voting records relating to proxies as provided by the Rule by contacting the Advisor.

APPENDIX I

CERTIFICATION REGARDING BENEFICIAL OWNERS
OF ENTITY SUBSCRIBERS

Part A

I.	GENERAL INSTRUCTIONS

What is this form?

To assist the U.S. government fight financial crime, federal regulation requires certain financial institutions like Neuberger Berman to obtain, verify, and record information about the beneficial owners of legal entity customers, including fund subscribers. Legal entities can be abused to disguise involvement in terrorist financing, money laundering, tax evasion, corruption, fraud, and other crimes. Requiring the disclosure of key individuals who own or control a legal entity (i.e., the beneficial owners) helps U.S. law enforcement investigate and prosecute these crimes.

Who has to complete this form?

This form must be completed by an authorized person at the entity Subscriber to the Fund.  A Subscriber adding to a preexisting investment must complete this form only if previously provided information is no longer accurate.

For the purposes of this form, an entity Subscriber includes a corporation, limited liability company or other entity that is created by a filing of a public document with a Secretary of State or similar office, general partnership, and any similar entity formed under the laws of a foreign jurisdiction. Entity Subscriber does not include sole proprietorships, unincorporated associations, individual retirement accounts or natural persons subscribing to funds on their own behalf.  It also does not include trusts, except business or statutory trusts created by a filing with a State office.

What information do I have to provide?

This form requires you to provide the (i) name, (ii) address, (iii) date of birth, and (iv) Social Security number (or passport number or other similar information, in the case of Non-U.S. Persons) for the following individuals (i.e., the “beneficial owners”):

(i)
Each individual, if any, who owns, directly or indirectly, 25% or more of the equity interests of the entity Subscriber (e.g., each natural person who owns 25% or more of the shares of a corporation) (the “Ownership Prong”), and

(ii)
A single individual with significant responsibility for managing the entity Subscriber (e.g., a Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Managing Member, General Partner, President, Vice President, or Treasurer) (the “Control Prong”).

The number of individuals who satisfy this definition of “beneficial owner” may vary. Under the Ownership Prong, up to four individuals (but as few as zero) may need to be identified.  Under the Control Prong, only one individual needs to be identified.  It is possible that in some circumstances the same individual might be identified under both sections (e.g., the President of Acme, Inc. who also holds a 30% equity interest). Thus, a completed form will contain the identifying information of up to five individuals (i.e., up to four 25% equity holders under Section (i) above and at least one individual under Section (ii) above).

This form also requires you to provide copies of a driver’s license, passport or other identifying document for each beneficial owner listed on this form.

II.	EXCLUSIONS

Certain types of legal entities are fully exempt from providing information about any of their beneficial owners under either the Ownership Prong or the Control Prong, while others are required to provide information only under the Control Prong.

a.	Fully-Exempt Entities – If applicable, please check the appropriate box.

The following types of legal entities, defined in 31 C.F.R. § 1010.230(e)(2), are exempt from providing information under the Ownership Prong and the Control Prong:

☐	A financial institution regulated by a U.S. federal functional regulator or a bank regulated by a U.S. State bank regulator

☐	A department or agency of the United States, or any U.S. State, or of any political subdivision of any U.S. State

☐
Any entity established under the laws of the United States, of any U.S. State, or of any political subdivision of any U.S. State, or under an interstate compact between two or more States, that exercises governmental authority

☐	Any entity (other than a bank) whose common stock or analogous equity interests are listed on the New York, American or NASDAQ stock exchange (a “listed entity”)

☐	Any entity organized under the laws of the United States or of any State at least 51% of whose common stock or analogous equity interests are held by a listed entity

☐	Any issuer of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or that is required to file reports under 15(d) of the Exchange Act

☐	An investment company, as defined in Section 3 of the U.S. Investment Company Act of 1940, that is registered with the SEC

☐	An employee benefit plan established under the U.S. Employee Retirement Income Security Act of 1974 (ERISA)

☐
A registered entity, commodity pool operator, commodity trading advisor, retail foreign exchange dealer, swap dealer or major swap participant, defined in section 1a of the Commodity Exchange Act, registered with the U.S. Commodity Futures Trading Commission

☐	A public accounting firm registered under Section 102 of the U.S. Sarbanes-Oxley Act

☐
A bank holding company, as defined in Section 2 of the U.S. Bank Holding Company Act of 1956 (12 U.S.C. § 1841) or savings and loan holding company, as defined in section 10(n) of the Home Owners’ Loan Act (12 U.S.C. § 1467a(n))

☐	A pooled investment vehicle operated or advised by a financial institution otherwise exempt under this rule

☐	An insurance company regulated by a U.S. State

☐	A financial market utility designated by the Financial Stability Oversight Council under Title VIII of the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010

☐	A non-U.S. financial institution established in a jurisdiction where the regulator of such institution maintains beneficial ownership information regarding such institution

☐	An SEC-registered investment adviser, as defined in Section 202(a)(11) of the U.S. Investment Advisers Act of 1940

☐	An exchange or clearing agency, as defined in Section 3 of the Exchange Act, registered under Section 6 or 17A of the Exchange Act

☐	Any other entity registered with the SEC under the Exchange Act
☐	A non-U.S. governmental department, agency or political subdivision that engages only in governmental rather than commercial activities

☐	Any legal entity only to the extent it opens a private banking account subject to 31 C.F.R. § 1010.620.

b.	Partially-Exempt Entities– If applicable, please check the appropriate box.

The following types of legal entities, defined in 31 C.F.R. 1010.230(e)(3), are required to provide information only under the Control Prong:

☐	A pooled investment vehicle that is operated or advised by a financial institution that is not fully exempt under 31 C.F.R. § 1010.230(e)(2)
☐	Any legal entity that is established as a nonprofit corporation or similar entity and has filed its organizational documents with the appropriate State authority as necessary.

III.	IDENTIFICATION OF BENEFICIAL OWNER(S)

If the entity is fully-exempt, please skip subsections (a) and (b) of Section III below and complete the certification in Section IV.  If the entity is partially-exempt, please complete subsection (b) of Section III below and the certification in Section IV.

a.	Ownership Prong

Please provide the following information for each individual, if any, who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, owns 25% or more of the equity interests of the entity Subscriber:

☐	Not Applicable (Please check this box if there is no individual who owns 25% or more of the equity interests of the entity Subscriber.)

(If a trust is a beneficial owner of the entity Subscriber under this prong, the trustee should be identified below.  Where the trust has multiple trustees, identify one trustee.)

Name	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Passport Number and Country of Issuance, or other similar identification number[8]

Please attach copies of a driver’s license, passport or other government-issued identifying document for each individual listed above.

b.	Control Prong

Please provide the following information for one individual with significant responsibility for managing the entity Subscriber.  If appropriate, an individual listed above under the Ownership Prong may also be listed here.

Name	Date of Birth	Address (Residential or Business Street Address)	For U.S. Persons: Social Security Number	For Non-U.S. Persons: Passport Number and Country of Issuance, or other similar identification number[9]

[8]
In lieu of a passport number, non-U.S. persons may also provide a taxpayer identification number (i.e. a social security number), an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

[9]
In lieu of a passport number, non-U.S. persons may also provide a taxpayer identification number, an alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Please attach a copy of a driver’s license, passport or other government-issued identifying document for the above-listed individual.

IV.	CERTIFICATION

I, the undersigned, in my capacity as an authorized person for the entity Subscriber, hereby:

(a) certify, to the best of my knowledge, that the information provided herein is complete and correct;

(b) agree on behalf of the entity Subscriber to notify Neuberger Berman of any change in the information provided herein that would result in a change to the list of beneficial owners identified in subsection (b) or (c) of Section III above; and

(c) agree on behalf of the entity Subscriber, upon request by or on behalf of Neuberger Berman, to provide documentation supporting any applicable exemption identified in subsection (a) of Section III above.

Signature:

Title

Date: